Exhibit 99.43

Execution Copy

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and effective as of December 22, 2005 by and among Levine Leichtman Capital Partners II, L.P., a California limited partnership (“Seller”), Overhill Farms, Inc., a Nevada corporation (the “Company”), and the Purchasers identified in the signature pages attached hereto (each, a “Purchaser” and, collectively, the “Purchasers”).

WHEREAS, Seller desires to sell to the Purchasers and the Purchasers severally desire to purchase from Seller 5,771,661 shares (the “Seller Shares”) of the common stock, par value $0.01, of the Company (“Common Stock”) upon the terms and subject to the conditions set forth herein.

WHEREAS, to facilitate the transaction, the Company has agreed to make certain representations, warranties and covenants, and to register for resale the Seller Shares sold by the Seller hereunder in accordance with that certain Registration Rights Agreement made by and among the Purchasers and the Company, substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement” and, together with this Agreement and the Escrow Agreement, as that term is defined herein, the “Transaction Documents”).

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each of Seller, the Company and the Purchasers agree as follows:

ARTICLE I.

PURCHASE, ESCROW AND CLOSINGS

1.1 Purchase and Sale of Seller Shares. Subject to the satisfaction or waiver of the conditions set forth in Section 1.4 herein, Seller hereby agrees to sell, and each Purchaser, severally and not jointly, agrees to purchase from Seller, the Seller Shares on the terms set forth in this Agreement in the allocations set forth on the signature pages. For the purposes of this Agreement, “Per Share Purchase Price” equals $2.60; “Investment Amount” means, with respect to each Purchaser, the investment amount indicated below such Purchaser’s name on the signature page of this Agreement executed by such Purchaser; and “Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement.

1.2 Escrow.

(a) Concurrently with the execution of this Agreement, the parties shall establish an escrow account (the “Escrow Account”) pursuant to an escrow agreement substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”) by and among Seller, the Company, Roth Capital Partners, LLC (“RCP”) and Wells Fargo Bank, N.A. (the “Escrow Agent”).

(b) Upon the execution of this Agreement:

(i) Seller will deposit into the Escrow Account this Agreement and the Escrow Agreement, each duly and validly executed by Seller.

(ii) Each Purchaser will deposit into the Escrow Account:

(A) this Agreement, the Registration Rights Agreement, the Notice of Registration Statement and Selling Securityholder Questionnaire substantially in the form of Exhibit A attached to the Registration Rights Agreement and the Escrow Agreement, each duly and validly executed by such Purchaser; and

(B) each Purchaser’s Investment Amount for the Seller Shares set forth on the signature page of this Agreement executed by such Purchaser; and

(iii) The Company will deposit into the Escrow Account this Agreement, the Registration Rights Agreement and the Escrow Agreement, each duly and validly executed by the Company.

(c) Upon the execution of this Agreement, Seller will deliver to the Company’s transfer agent (the “Transfer Agent”) certificates representing the Seller Shares it will be selling to each Purchaser at the Closing, together with such other documents (including applicable conversion and exercise notices, which may be made contingent on the closing of the transactions contemplated hereby) as the Company and the Transfer Agent may require to effect the transfer of such shares to the name of the Purchasers, including executed stock powers with signatures guaranteed by a national bank or member firm of the New York Stock Exchange and directions for the Transfer Agent to effect such transfer. Subject to Section 1.3(a) below, the Company will instruct the Transfer Agent to issue new Certificates (as defined below) representing the shares to be purchased by each Purchaser and registered in the name of each such Purchaser, and the Company will instruct the Transfer Agent to (i) deliver such Certificates to the Escrow Agent, who will release such Certificates to the Purchasers at the Closing in accordance with the Escrow Agreement, or (ii) otherwise make arrangements acceptable to each Purchaser for the delivery of such Certificates to the Purchasers.

1.3 Closing. At 8:00 a.m. (Los Angeles time) on the business day immediately following the satisfaction of the conditions set forth in Section 1.4, but no later than the close of business on the third full business day following the completion of the actions described in Section 1.2(b) above, the Closing of the purchase of the Seller Shares shall occur at the offices of Snell & Wilmer, L.L.P., or such other time and location as the parties hereto shall mutually agree.

(a) At the Closing, the Escrow Agent shall deliver or cause to be delivered the following in accordance with the escrow instructions contained in the Escrow Agreement (the “Closing”):

(i) to each Purchaser, a certificate evidencing a number of shares of Common Stock equal to such Purchaser’s Investment Amount divided by the Per Share Purchase Price, registered in the name of such Purchaser (collectively, the “Certificates”);

(ii) to RCP, the amounts per Seller Share sold to the Purchasers hereunder due RCP in accordance with its engagement letter with Seller and the Company, as the commissions due to RCP for services rendered to Seller in connection with the sale of the Seller Shares;

(iii) to Seller, an aggregate amount equal to (x) the Per Share Purchase Price, multiplied by (y) the number of Seller Shares, after deducting commissions due RCP;

(iv) to all parties to the Escrow Agreement, originally executed copies of the applicable Transaction Documents; and

(b) At the Closing, the Company shall deliver, or cause to be delivered, the legal opinion of its counsel, in agreed form, addressed to the Purchasers and RCP.

1.4 Closing Conditions. The parties’ obligations to consummate the purchase and sale of the Seller Shares at the Closing are subject to the satisfaction or waiver of the following conditions precedent:

(a) All documents required to be duly and validly executed and delivered by the parties pursuant to the Escrow Agreement shall have been received by the Escrow Agent, and the Company or the Transfer Agent shall have deposited into the Escrow Account, or otherwise made arrangements acceptable to each Purchaser for the delivery to the Purchasers of, the Certificates.

(b) All representations and warranties of the parties contained herein shall be true and correct as of the date when made and shall be true and correct in all material respects (or true and correct in all respects to the extent that such representation or warranty is qualified by materiality) as of the Closing as though made on and as of such date.

(c) As of the Closing, there shall have been no Material Adverse Effect (as defined in Section 2.1(c)) with respect to the Company since the date hereof.

(d) From the date hereof to the Closing, trading in the Common Stock shall not have been terminated, suspended or limited, and minimum prices shall not have been established on the American Stock Exchange, nor shall a banking moratorium have been declared either by the United States or applicable state authorities.

(e) Each respective party hereto shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing.

(f) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or by the American Stock Exchange that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(g) The Closing shall have occurred no later than the close of business on the third full business day following the completion of the actions described in Section 1.2(b) above (provided that if the Closing has not occurred by the close of business on such date, all funds and amounts deposited into the Escrow Account shall be refunded to the owners thereof and all original certificates, instruments, agreements and other documents deposited by the parties hereto into the Escrow Account or delivered to the Transfer Agent shall be returned to the applicable party, in each case by the close of business on the next succeeding business day).

ARTICLE II.

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to each Purchaser (and any permitted assignees) as of the date hereof, and as of the Closing:

(a) Organization. The Company is duly organized, validly existing and in good standing under the laws of the State of Nevada, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.

(b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company in connection therewith. Each of the Transaction Documents has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies (collectively (i) and (ii), the “Enforceability Exceptions”). The Seller Shares have been duly authorized by all necessary corporate action and are validly issued and outstanding, fully paid and nonassessable, and upon the Closing each Purchaser shall be entitled to all rights accorded to a holder of the Common Stock.

(c) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected other than any agreement between Seller and the Company which is being terminated pursuant to this Agreement, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations and the by-laws and rules of the American Stock Exchange), or by which any property or asset of the Company is bound or affected; except in the case of each of clauses (ii) and (iii), such as would not have or reasonably be expected to result in a material adverse effect on (A) the condition, financial or otherwise, earnings, business, operations or prospects of the Company taken as a whole, (B) the legality, validity or enforceability of the Transaction Documents, or (C) the Company’s ability to perform in any material respect on a timely basis its obligations under the Transaction Documents (any of (A), (B) or (C), a “Material Adverse Effect”); provided, however, that for purposes of determining whether there shall have been any Material Adverse Effect: (x) any adverse effect resulting from or relating to general business economic conditions or conditions generally affecting the industry in which the Company competes shall be disregarded; (y) any adverse effect resulting from or relating to the announcement or pendency of the purchase and sale of the Seller Shares or any of the other transactions contemplated by this Agreement shall be disregarded; and (z) any adverse effect resulting from or relating to the taking of any action contemplated by this Agreement shall be disregarded).

(d) No Consents. No consent, approval, authorization or order of, or any filing by the Company or declaration with, any court or governmental agency or body is required in connection with the consummation by the Company of the transactions on its part contemplated by the Transaction Documents, except (i) the filing with, and the declaration of effectiveness by, the Securities and Exchange Commission (the “Commission”) of a Registration Statement in accordance with the requirements of the Registration Rights Agreement, (ii) a current report on Form 8-K under the Exchange Act, (iii) those that have been made or obtained prior to the date of this Agreement or are expressly contemplated by this Agreement, and (iv) those that would not be reasonably expected to have a Material Adverse Effect.

(e) No Stockholder Approval. No consent, approval, or authorization by the Company’s stockholders is required, under any law, rule, or regulation, including, without limitation, the by-laws and rules of the American Stock Exchange, to which the Company is subject, in connection with the execution, delivery and performance by the Company of the Transaction Documents, and the consummation by the Company of the transactions contemplated thereby.

(f) No Combination. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby, do not violate Section 78.411-78.444 inclusive of the Nevada Revised Statutes and are not subject to Section 78.378-78.3793 inclusive of the Nevada Revised Statutes.

(g) SEC Reports. The Company has filed all reports required to be filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or Section 15(d) thereof, and the rules and regulations thereunder, for the two years preceding the date hereof (the foregoing materials and any materials incorporated therein by reference being collectively referred to herein as the “SEC Reports”) on a timely basis, or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(h) Financial Statements. The financial statements filed with the Commission as a part of the SEC Reports present fairly, in all material respects, the financial position of the Company and its subsidiaries on a consolidated basis as of and at the dates indicated and the results of their consolidated operations and cash flows for the periods specified therein, subject, in the case of interim financial statements, to normal year-end adjustments which are not expected to be material in amount. Such financial statements have been prepared in conformity with generally accepted accounting principles as applied in the United States and in effect as of the date of the applicable financial statements and supporting schedules, as applicable, applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto, and comply in all material respects with the Securities Act, the Exchange Act and the applicable rules and regulations of the Commission thereunder.

(i) Listing. The Seller Shares are listed on the American Stock Exchange. Except as disclosed by the Company in its Current Reports on Form 8-K dated January 7, 2005 and March 4, 2005, the Company has not, in the 12 months preceding the date hereof, received notice from the American Stock Exchange to the effect that the Company is not in compliance with the listing or maintenance requirements of such trading market. Except as disclosed by the Company in its Current Reports on Form 8-K dated January 7, 2005 and March 4, 2005, the Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(j) Investment Company. The Company is not, and is not an affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(k) Form S-3 Eligibility. The Company is eligible to register the resale of the Seller Shares acquired by the Purchasers under Form S-3 promulgated under the Securities Act.

(l) Patents and Trademarks. The Company has legal right, title, and interest or valid and enforceable licenses in and to all patent, copyright, trade secret, trademark or other proprietary rights (“Intellectual Property”) that it uses to conduct its business. To its knowledge, the conduct of the Company’s business and use of its Intellectual Property does not infringe or otherwise conflict with any rights of any person in respect of any Intellectual Property, and, to its knowledge, none of the Intellectual Property owned by the Company is being infringed upon by any other person.

(m) Ownership and Rights. Seller is, or at the Closing will be, the sole record owner of the Seller Shares to be sold hereunder. To the Company’s knowledge, no person has any preemptive right, or any right of first refusal, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. The purchase and sale of the Seller Shares under the Transaction Documents will not, immediately or with the passage of time, obligate the Company to issue shares of Common Stock or other securities to any person and will not result in a right of any holder of securities of the Company to adjust the exercise, conversion, exchange or reset price under any such securities, or otherwise trigger any other anti-dilution right or protection pursuant to agreements to which the Company is a party.

(n) Compliance. The Company is in compliance, in all material respects, with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder.

(o) Certain Registration Matters. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Sections 2.3(c)-(f), no registration under the Securities Act is required for the purchase and sale of the Seller Shares to the Purchasers under the Transaction Documents, except for the filing with the Commission of one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement.

(p) Non-Public Information. Except for the terms of the transactions contemplated by this Agreement, neither the Company nor any person acting at its request has provided any of the Purchasers or their agents or counsel with any information that constitutes material, non-public information regarding the Company or its business. The Company understands and confirms that each Purchaser will rely on the foregoing representations and warranties in effecting transactions in securities of the Company, including the purchase of Seller Shares hereunder.

(q) Capitalization. The number of shares and type of all authorized, issued and outstanding capital stock of the Company, and all shares of Common Stock reserved for issuance under the Company’s various option and incentive plans, warrants and preferred stock is disclosed in the Company’s Form 10-K for the fiscal year ended October 2, 2005; provided, however, that the Seller has indicated to the Company its intention to exercise in full the outstanding warrants and preferred stock it holds in order to obtain 283,274 of the Seller Shares to be sold to the Purchasers at the Closing. The Company has not granted to any person any right of first refusal or preemptive right to participate in the purchase of the Seller Shares pursuant to the Transaction Documents. There are no anti-dilution or price adjustment provisions contained in any security issued by the Company, or in any agreement to which the Company is a party and which provides rights to security holders, that will be triggered by the Seller’s sale of the Seller Shares to the Purchasers pursuant to this Agreement. Except as disclosed in the Company’s Form 10-K for the fiscal year ended October 2, 2005, the Company has not granted any outstanding rights to subscribe for or acquire any shares of Common Stock or entered into any outstanding stockholder or voting agreements with respect to the Common Stock; provided, however, that the Company, Seller and James Rudis have indicated their intention to amend, concurrent with the Closing, existing arrangements amongst them, for the primary purposes of removing James Rudis as a party to those arrangements and eliminating Seller’s board member designation rights, co-sale rights, right of first refusal, anti-dilution protection provisions and stock option related approval rights and limitations.

2.2 Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to each Purchaser (and any permitted assignee) as of the date hereof, and as of the Closing:

(a) Organization. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.

(b) Authorization; Enforcement. Seller has the requisite limited partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations thereunder. The execution and delivery by Seller of each of the Transaction Documents and the consummation by Seller of the transactions contemplated thereby have been duly authorized by all necessary limited partnership action on the part of Seller and no further action is required by Seller in connection therewith. Each of the Transaction Documents has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller enforceable against it in accordance with its terms, except for any Enforceability Exceptions.

(c) No Consents. No consent, approval, authorization or order of, or any filing or declaration with, any court or governmental agency or body is required in connection with the consummation by Seller of the transactions on its part contemplated by the Transaction Documents, except (i) the filing with the Commission of one or more amendments to Seller’s Schedule 13D and a Form 4 with respect to the change in Seller’s beneficial ownership of the Seller Shares, all in accordance with the requirements of the Exchange Act, (ii) those that have been made or obtained prior to the date of this Agreement and (iii) those that would not reasonably be expected to have a material adverse effect on the legality, validity or enforceability of the Transaction Documents or Seller’s ability to perform in any material respect on a timely basis its obligations under the Transaction Documents.

(d) No Conflicts. The execution, delivery and performance by Seller of the Transaction Documents and the consummation of the transactions contemplated thereby do not and will not result in a breach or violation of, or constitute a default under (with or without notice or lapse of time), any stockholders agreement, voting trust agreement, registration rights agreement or other agreement or instrument to which Seller or any of its properties is bound or affected, and will not violate or conflict with any judgment, decree or order of any court or other governmental agency or any law, rule or regulation applicable to Seller, except, in each case, as would not reasonably be expected to result in a material adverse effect on the legality, validity or enforceability of the Transaction Documents or Seller’s ability to perform in any material respect on a timely basis its obligations under the Transaction Documents.

(e) Good and Marketable Title. Seller is, or at the Closing will be, the sole lawful record owner of the Seller Shares. Seller has, or at the Closing will have, good and marketable title to the Seller Shares, free and clear of any liens, encumbrances, equities or claims, except for any restrictions on subsequent transfer as may be imposed by applicable securities laws. Upon consummation of the transactions contemplated hereby, each Purchaser will have good and marketable title to all Seller Shares purchased by such Purchaser, free and clear of all liens, encumbrances, equities or claims, except for restrictions on subsequent transfers described in Article III of this Agreement. The Seller Shares constitute all of the shares of capital stock of the Company held by the Seller as of the date hereof and, upon the Closing, the Seller will not hold any shares of capital stock of the Company.

(f) Non-Public Information. Except for the terms of the transactions contemplated by this Agreement, neither Seller nor any person authorized to act on its behalf has provided any Purchaser or its agents or counsel with any information that constitutes material, non-public information regarding the Company or its business. Seller understands and confirms that each Purchaser will rely on the foregoing representations and warranties in effecting transactions in the securities of the Company, including the purchase of Seller Shares hereunder.

2.3 Representations and Warranties of the Purchasers. Each Purchaser, severally and not jointly, hereby makes the following representations and warranties to Seller and the Company as of the date hereof, and as of the Closing.

(a) Organization. If an entity, such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.

(b) Authorization; Enforcement. Such Purchaser has the requisite power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations thereunder. The execution and delivery by such Purchaser of each of the Transaction Documents and the performance by such Purchaser of the transactions contemplated thereby have been duly authorized by all necessary action on the part of such Purchaser. Each of the Transaction Documents has been duly executed by such Purchaser, and constitutes a valid and binding obligation of such Purchaser, enforceable against it in accordance with its terms, except for any Enforceability Exceptions.

(c) Investment Intent. Such Purchaser understands that the Seller Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law. Such Purchaser is acquiring the Seller Shares as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Seller Shares or any part thereof, has no present intention of distributing any of such Seller Shares and has no arrangement, agreement, or understanding (directly or indirectly) with any other persons regarding the distribution of any such Seller Shares (provided, however, that this representation and warranty shall not in any way limit such Purchaser’s right to sell the Seller Shares pursuant to any registration statement or otherwise in compliance with applicable federal and state securities laws).

(d) Purchaser Status. At the time such Purchaser was offered the Seller Shares, it was, and at the date hereof it is, an Accredited Investor, as defined under the Securities Act. Such Purchaser is acquiring the Seller Shares hereunder in the ordinary course of its business. Such Purchaser is not a registered broker-dealer under Section 15 of the Exchange Act.

(e) Experience of such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Seller Shares, and has evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Seller Shares and is able to afford a complete loss of such investment.

(f) No General Solicitation. Such Purchaser is not purchasing the Seller Shares as a result of any advertisement, article, notice or other communication regarding the Seller Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or through any other general solicitation or general advertisement.

(g) Access to Information. Such Purchaser acknowledges that it has reviewed the SEC Reports and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Seller Shares and the merits and risks of investing in the Seller Shares; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of such Purchaser or its representatives or counsel shall modify, amend or affect such Purchaser’s right to rely on the truth, accuracy and completeness of the SEC Reports and the Company’s representations and warranties contained in the Transaction Documents. Such Purchaser understands that it is not relying on any representation of any kind made by the Company or Seller regarding the Company, the Seller Shares or any other matter other than as expressly set forth herein.

(h) Certain Trading Activities. Such Purchaser has not directly or indirectly, nor has any person acting on behalf of or pursuant to any understanding with such Purchaser, engaged in any transactions in the securities of the Company (including, without limitations, any short sales involving the Company’s securities) since the earlier to occur of (i) the time that such Purchaser was first contacted by the Company or RCP regarding an investment in the Company, and (ii) the 30th calendar day prior to the date of this Agreement. Such Purchaser covenants that neither it nor any person acting on its behalf or pursuant to any understanding with it will engage in any transactions in the securities of the Company (including short sales) prior to the time that the transactions contemplated by this Agreement are publicly disclosed. Neither such Purchaser, nor any person acting on behalf of or pursuant to any understanding with such Purchaser, holds a short position in any shares of Common Stock.

(i) Independent Investment Decision. Such Purchaser has independently evaluated the merits of its decision to purchase the Seller Shares pursuant to the Transaction Documents, such decision has been independently made by such Purchaser and such Purchaser confirms that it has only relied on the advice of its own business and/or legal counsel and not on the advice of any other Purchaser’s business and/or legal counsel in making such decision.

ARTICLE III.

OTHER AGREEMENTS OF THE PARTIES

3.1 Transfer Restrictions.

(a) The Seller Shares may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Seller Shares other than pursuant to an effective registration statement, to the Company, to an affiliate (as defined under the federal securities laws) of a Purchaser or in connection with a pledge as contemplated in Section 3.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Seller Shares under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Purchaser under this Agreement and the Registration Rights Agreement.

(b) (i) The Purchasers understand that so long as is required by this Section 3.1(b), a legend shall be placed on the Seller Shares in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SHARES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF THE COMPANY’S COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

(ii) The Company acknowledges and agrees that a Purchaser may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Seller Shares to a financial institution that is an Accredited Investor as defined under the Securities Act and, if required under the terms of such arrangement, such Purchaser may transfer pledged or secured Seller Shares to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no opinion of legal counsel of the pledgor, secured party or pledgee shall be required in connection therewith. At the applicable Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Seller Shares may reasonably request in connection with a pledge or transfer of the Seller Shares.

(c) Certificates evidencing the Seller Shares shall not contain the legend set forth in Section 3.1(b), (i) following any sale of such securities pursuant to Rule 144, unless otherwise required by applicable law, (ii) if such securities are eligible for sale under Rule 144(k), or (iii) if such legend is not required under applicable requirements of the Securities Act, and, in each case, the Company shall cause its counsel to issue a legal opinion to the Transfer Agent to effect the removal of the legend hereunder. The Company agrees that at such time as the legend is no longer required under this Section 3.1(c), it will, no later than 3 trading days following the delivery by a Purchaser to the the Transfer Agent of a certificate representing shares of Common Stock issued with a restrictive legend (and such documents as the Company or the Transfer Agent may reasonably request), deliver or cause to be delivered to such Purchaser a certificate representing such shares that is free from the legend set forth in Section 3.1(b).

3.2 Ownership Reports; Press Release. Seller and Purchasers each agree severally and not jointly to timely file any reports required to be filed by it under Section 13 or Section 16 of the Exchange Act or otherwise relating to this transaction. As soon as practicable on the Closing Date, the Company shall issue a press release reasonably acceptable to RCP disclosing the transactions contemplated hereby. Until the press release has been issued, each Purchaser acknowledges and agrees that this transaction constitutes confidential information pertaining to the Company, and that it may not use or disclose such information until released by the Company.

3.3 Non-Public Information. The Company and Seller each covenant and agree severally that following the Closing neither it nor any other person acting on its behalf will provide any Purchaser or its agents or counsel with any information that the Company or Seller, as the case may be, believes constitutes material non-public information regarding the Company or its business, unless prior thereto such Purchaser shall have executed a written agreement regarding the confidentiality and use of such information. The Company and Seller understand and confirm that each Purchaser shall be relying on the foregoing covenants and agreements in effecting transactions in securities of the Company.

3.4 Subsequent Registrations. Other than pursuant to the Registration Statement, prior to the Effective Time (as that term is defined in the Registration Rights Agreement), the Company will not file any registration statement (other than on Form S-8 or any post-effective amendments to any registration statements resulting from the Company filing its Annual Report on Form 10-K for the fiscal year ended October 2, 2005) with the Commission with respect to any securities of the Company.

3.5 Termination of Existing Agreement. Seller and the Company agree that, upon the Closing, the Amended and Restated Registration Rights Agreement, dated as of October 29, 2002, by and between Seller and the Company shall terminate and be of no further force or effect.

ARTICLE IV.

MISCELLANEOUS

4.1 Fees and Expenses. Except as otherwise set forth in this Agreement or any other agreement between the parties, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. Seller shall pay all stamp and other taxes and duties levied in connection with the sale of the Seller Shares. Each Purchaser, Seller, and the Company acknowledges that each has been represented by its own separate legal counsel in its review and negotiation of the Transaction Documents.

4.2 Entire Agreement. This Agreement, together with the exhibits and schedules hereto, the Registration Rights Agreement and the Escrow Agreement, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

4.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 3:30 p.m. (Los Angeles time) on a trading day, (b) the next trading day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a trading day or later than 3:30 p.m. (Los Angeles time) on any trading day, (c) the trading day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

4.4 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by Seller, the Company, and the Purchasers holding not less than 80% of the Seller Shares then held by the Purchasers at the time of such amendment or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. In addition, no amendment to this Agreement that adversely discriminates against a Purchaser shall be effective as to such Purchaser without such Purchaser’s written consent. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

4.5 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in Orange County or Los Angeles County, California, or in New York, New York, or the courts of the State of California in each case located in Orange County or Los Angeles County or the courts of the State of New York in each case located in New York, New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth on the signature pages hereto shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

4.6 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile or email transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email signature page were an original thereof.

4.7 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser acknowledges that no other Purchaser has acted as agent for such Purchaser in connection with making its investment hereunder and that no Purchaser will be acting as agent of such Purchaser in connection with monitoring its investment in the Seller Shares or enforcing its rights under the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

4.8 Third Party Beneficiary. RCP is the sole third party beneficiary of Seller’s, Purchaser’s and Company’s representations, warranties, covenants and agreements hereunder and shall be entitled to the benefits thereof, and to enforce the provisions hereof, to the same extent as if it were a party hereto. In addition, for purposes of rendering the opinion or opinions referred to in Section 1.3(b) above, counsel to the Company may rely on the representations and warranties of the Company, the Seller and the Purchasers set forth in Section 2.1, Section 2.2 and Section 2.3 above, respectively.

4.9 Limitation of Liability. Notwithstanding anything herein to the contrary, the Company and Seller acknowledge and agree that the liability of a Purchaser arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of such Purchaser, and that no trustee, officer, other investment vehicle or any other affiliate of such Purchaser or any investor, shareholder or holder of shares of beneficial interest of such a Purchaser shall be personally liable for any liabilities of such Purchaser.

4.10 Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HEREBY VOLUNTARILY, KNOWINGLY AND WITH ADVICE OF COUNSEL WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING ARISING OUT OF, CONNECTED WITH OR RELATED TO THIS AGREEMENT, ANY OF THE OTHER TRANSACTION DOCUMENTS OR ANY CLAIM, CONTROVERSY OR DISPUTE ARISING OUT OF OR RELATED TO THE TRANSACTION CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR ACTIONS.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P. 335 North Maple Dr. Suite 240 Beverly Hills, California 90210
Fax:	(310 275-9484)
Attn:	Arthur E. Levine

By:	LLCP California Equity Partners II, L.P., its General Partner

By:	Levine Leichtman Capital Partners, Inc., its General Partner

By:
Name:
Title:

With a copy to:

Irell & Manella LLP 1800 Avenue of the Stars, Suite 900 Los Angeles, California 90067
Fax:	(310) 203-7199
Attn:	Mitchell S. Cohen, Esq.

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

OVERHILL FARMS, INC. 2727 East Vernon Avenue Vernon, California 90058
Fax:	_____________
Attn:	James Rudis

By:
Name:	James Rudis
Title:	Chief Executive Officer and President

With a copy to:

Rutan & Tucker, LLP 611 Anton Blvd., 14th Floor Costa Mesa, California 92626
Fax:	(714) 546-9035
Attn:	Gregg Amber, Esq.

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

[PURCHASER]

By:
Name:
Title:

Investment Amount:	$

Tax I.D. Number:	__________________

Address for Notice:

__________________________________________ c/o _______________________________________ __________________________________________ __________________________________________
Telephone No.: ( )
Facsimile No.: ( )
E-mail:

With copies to:

__________________________________________ __________________________________________ __________________________________________
Facsimile No.: ( )
Attn: